Exhibit 99.1

Contact:	Jake Elguicze Treasurer and Vice President of Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	February 20, 2020

TELEFLEX REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS; PROVIDES 2020 GUIDANCE

Fourth Quarter 2019 Revenues of $681.0 million, up 6.1% Versus Prior Year Period; up 7.1% on a Constant Currency Basis
Fourth Quarter 2019 GAAP Diluted EPS from Continuing Operations of $2.28, up 21.9% Versus Prior Year Period
Fourth Quarter 2019 Adjusted Diluted EPS from Continuing Operations of $3.28, up 18.4% Versus Prior Year Period

Full Year 2019 Revenues of $2.595 billion, up 6.0% Versus Prior Year; up 8.1% on a Constant Currency Basis
Full Year 2019 GAAP Diluted EPS from Continuing Operations of $9.81, up 133.6% Versus Prior Year
Full Year 2019 Adjusted Diluted EPS from Continuing Operations of $11.15, up 12.6% Versus Prior Year

2020 Guidance Range for GAAP Revenue Growth of between 6.5% and 7.5%
2020 Guidance Range for Constant Currency Revenue Growth of between 7.2% and 8.2%
2020 Guidance Range for GAAP Diluted EPS from Continuing Operations of between $7.70 and $7.85
2020 Guidance Range for Adjusted Diluted EPS from Continuing Operations of between $12.50 and $12.70, up between 12.1% and 13.9%

Announces Acquisition of IWG High Performance Conductors, Inc.

Wayne, PA -- Teleflex Incorporated (NYSE: TFX) (the “Company”) today announced financial results for the fourth quarter and full year ended December 31, 2019.

Fourth quarter 2019 net revenues were $681.0 million, an increase of 6.1% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2019 net revenues increased 7.1% over the year ago period.

Fourth quarter 2019 GAAP earnings per share from continuing operations increased 21.9% to $2.28, compared to $1.87 in the prior year period. Fourth quarter 2019 adjusted diluted earnings per share from continuing operations increased 18.4% to $3.28, compared to $2.77 in the prior year period.

Full year 2019 net revenues were $2.595 billion, an increase of 6.0% compared to the prior year. Excluding the impact of foreign currency exchange rate fluctuations, full year 2019 net revenues increased 8.1% over the prior year.

Full year 2019 GAAP earnings per share from continuing operations increased 133.6% to $9.81, compared to $4.20 in the prior year. Full year 2019 adjusted diluted earnings per share from continuing operations increased 12.6% to $11.15, compared to $9.90 in the prior year.

Liam Kelly, President and Chief Executive Officer, said, “The fourth quarter of 2019 capped an excellent year for Teleflex, as we once-again generated upper single-digit constant currency revenue growth, while also achieving the highest adjusted gross and operating margins in company history."

Mr. Kelly continued, "2019 was the first year of our three-year long-range plan, and I am pleased that during the first year we were able to exceed our constant currency revenue growth expectations. Additionally, during 2019 we were able to proactively pull-forward one-time investment spending that we expect will pay benefits in future years. Finally, we exited the year with gross and operating margins that provide us confidence in our ability to achieve our previously provided long-range targets."

Mr. Kelly concluded, "As we transition into the second year of our three-year long-range plan, we remain confident in our ability to generate significant constant currency revenue growth, margin expansion, and adjusted earnings per share growth. Lastly, I am pleased to announce the acquisition of privately-held IWG High Performance Conductors, Inc. (HPC), an industry-leading manufacturer of highly engineered minimally invasive medical solutions. The acquisition of HPC will expand our comprehensive OEM product portfolio by adding insulated wire and micro-diameter tubing components for medical devices including intra-cardiac mapping catheters, cerebral protection systems for TAVR procedures, and RF nerve ablation for pain management. We are quite excited to complete this acquisition, given its above-company average revenue growth and operating margin profile."

NET REVENUE BY SEGMENT

The following tables and commentary provide information regarding net revenues in each of the Company's reportable operating segments for the three and twelve months ended December 31, 2019 and December 31, 2018 on both a GAAP and constant currency basis. The discussion below the tables of the principal factors behind changes in net revenues for the three months ended December 31, 2019 as compared to the prior year period applies to both GAAP revenue and constant currency revenue, although GAAP revenue also was affected by foreign currency exchange rate fluctuations, as indicated in the "Currency Impact" column of the tables.

	Three Months Ended		% Increase / (Decrease)
	December 31, 2019	December 31, 2018	Total Sales Growth	Currency Impact	Constant Currency Revenue Growth
Americas	$400.0	$358.2	11.6%	(0.1)%	11.7%
EMEA	145.9	150.9	(3.3)%	(2.7)%	(0.6)%
Asia	80.5	79.8	1.0%	(1.7)%	2.7%
OEM	54.6	52.7	3.6%	(0.7)%	4.3%
Total	$681.0	$641.6	6.1%	(1.0)%	7.1%

	Twelve Months Ended		% Increase / (Decrease)
	December 31, 2019	December 31, 2018	Total Sales Growth	Currency Impact	Constant Currency Revenue Growth
Americas	$1,492.3	$1,351.7	10.4%	(0.2)%	10.6%
EMEA	588.1	603.8	(2.6)%	(5.3)%	2.7%
Asia	294.3	286.9	2.6%	(4.2)%	6.8%
OEM	220.7	206.0	7.2%	(1.0)%	8.2%
Total	$2,595.4	$2,448.4	6.0%	(2.1)%	8.1%

Americas fourth quarter 2019 net revenues were $400.0 million, an increase of 11.6% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2019 net revenues increased 11.7% compared to the prior year period. The increase in constant currency revenue was primarily attributable to increases in sales volumes of existing products and an increase in new product sales.

EMEA fourth quarter 2019 net revenues were $145.9 million, a decrease of 3.3% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2019 net revenues decreased 0.6% compared to the prior year period. The decrease in constant currency revenue was primarily attributable to a decrease in sales volumes of existing products.

Asia fourth quarter 2019 net revenues were $80.5 million, an increase of 1.0% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2019 net revenues increased 2.7% compared to the prior year period. The increase in constant currency revenue was primarily attributable to price increases.

OEM fourth quarter 2019 net revenues were $54.6 million, an increase of 3.6% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2019 net revenues increased 4.3% compared to the prior year period. The increase in constant currency revenue was primarily attributable to an increase in sales volumes of existing products.

NET REVENUE BY GLOBAL PRODUCT CATEGORY

The following tables and commentary provide information regarding net revenues in each of the Company's global product categories for the three and twelve months ended December 31, 2019 and December 31, 2018 on both a GAAP and constant currency basis.

	Three Months Ended		% Increase / (Decrease)
	December 31, 2019	December 31, 2018	Total Revenue Growth	Currency Impact	Constant Currency Revenue Growth
Vascular Access	$154.6	$149.1	3.7%	(0.9)%	4.6%
Interventional	112.7	107.1	5.2%	(0.8)%	6.0%
Anesthesia	85.3	87.6	(2.6)%	(1.3)%	(1.3)%
Surgical	95.2	92.7	2.7%	(1.2)%	3.9%
Interventional Urology	89.1	57.8	54.3%	(0.1)%	54.4%
OEM	54.6	52.7	3.6%	(0.7)%	4.3%
Other	89.4	94.7	(5.6)%	(1.4)%	(4.2)%
Total	$681.0	$641.6	6.1%	(1.0)%	7.1%

	Twelve Months Ended		% Increase / (Decrease)
	December 31, 2019	December 31, 2018	Total Revenue Growth	Currency Impact	Constant Currency Revenue Growth
Vascular Access	$600.9	$575.3	4.4%	(1.9)%	6.3%
Interventional	427.6	395.4	8.1%	(1.7)%	9.8%
Anesthesia	338.4	349.4	(3.1)%	(2.6)%	(0.5)%
Surgical	370.1	358.7	3.2%	(2.5)%	5.7%
Interventional Urology	290.5	196.7	47.6%	(0.2)%	47.8%
OEM	220.7	206.0	7.2%	(1.0)%	8.2%
Other	347.3	366.9	(5.3)%	(2.9)%	(2.4)%
Total	$2,595.4	$2,448.4	6.0%	(2.1)%	8.1%

Fourth quarter 2019 net revenues from sales of Vascular Access products were $154.6 million, an increase of 3.7% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2019 net revenues increased 4.6% compared to the prior year period.

Fourth quarter 2019 net revenues from sales of Interventional products were $112.7 million, an increase of 5.2% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2019 net revenues increased 6.0% compared to the prior year period.

Fourth quarter 2019 net revenues from sales of Anesthesia products were $85.3 million, a decrease of 2.6% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2019 net revenues decreased 1.3% compared to the prior year period.

Fourth quarter 2019 net revenues from sales of Surgical products were $95.2 million, an increase of 2.7% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2019 net revenues increased 3.9% compared to the prior year period.

Fourth quarter 2019 net revenues from sales of Interventional Urology products were $89.1 million, an increase of 54.3% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2019 net revenues increased 54.4% compared to the prior year period.

Fourth quarter 2019 net revenues from sales of OEM products were $54.6 million, an increase of 3.6% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2019 net revenues increased 4.3% compared to the prior year period.

Fourth quarter 2019 net revenues from sales of other products were $89.4 million, a decrease of 5.6% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2019 net revenues decreased 4.2% compared to the prior year period.

OTHER FINANCIAL HIGHLIGHTS AND KEY PERFORMANCE METRICS

Depreciation expense, amortization of intangible assets and deferred financing charges for the year ended December 31, 2019 totaled $218.4 million compared to $214.7 million for the prior year.

Cash and cash equivalents at December 31, 2019 were $301.1 million compared to $357.2 million at December 31, 2018.

Net accounts receivable at December 31, 2019 were $418.7 million compared to $366.3 million at December 31, 2018.
Net inventories at December 31, 2019 were $476.6 million compared to $427.8 million at December 31, 2018.

2020 OUTLOOK

On a GAAP basis, full year 2020 revenues are expected to increase 6.5% to 7.5% over 2019, reflecting our estimate of an approximately 0.7% unfavorable impact of foreign currency exchange rate fluctuations. On a constant currency basis, the Company estimates that revenues for full year 2020 will increase 7.2% to 8.2% over 2019.

The Company expects full year 2020 GAAP diluted earnings per share from continuing operations to be between $7.70 and $7.85. The Company expects adjusted diluted earnings per share from continuing operations to be between $12.50 and $12.70 for full year 2020, representing an increase of 12.1% to 13.9% over 2019 and reflecting the Company's estimate of an approximately 0.9% negative impact from foreign currency exchange rate fluctuations.

Forecasted 2020 Constant Currency Revenue Growth Reconciliation

	Low	High

Forecasted 2020 GAAP revenue growth	6.5%	7.5%

Estimated impact of foreign currency exchange rate fluctuations	(0.7)%	(0.7)%

Forecasted 2020 constant currency revenue growth	7.2%	8.2%

Forecasted 2020 Adjusted Diluted Earnings Per Share From Continuing Operations Reconciliation

	Low	High

Forecasted GAAP diluted earnings per share from continuing operations	$7.70	$7.85

Restructuring, restructuring related and impairment items, net of tax	$0.65	$0.67

Acquisition, integration and divestiture related items, net of tax	$0.44	$0.45

Other items, net of tax	—	—

MDR	$0.34	$0.35

Intangible amortization expense, net of tax	$2.93	$2.94

Tax adjustments	$0.44	$0.44

Forecasted adjusted diluted earnings per share from continuing operations	$12.50	$12.70

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION

As previously announced, Teleflex will comment on its financial results on a conference call to be held today at 8:00 a.m. (ET). The call will be available live and archived on the Company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until February 25, 2020 at 11:00am (ET), by calling 855-859-2056 (U.S./Canada) or 404-537-3406 (International), Passcode: 5857007.

ADDITIONAL NOTES

References in this release to the impact of foreign currency exchange rate fluctuations on adjusted diluted earnings per share include both the impact of translating foreign currencies into U.S. dollars and the impact of foreign currency exchange rate fluctuations on foreign currency denominated transactions.

In the discussion of segment results, "new products" refers to products for which we initiated commercial sales within the past 36 months and "existing products" refers to products we have sold commercially for more than 36 months.

Certain financial information is presented on a rounded basis, which may cause minor differences.

Segment results and commentary exclude the impact of discontinued operations.

NOTES ON NON-GAAP FINANCIAL MEASURES

We report our financial results in accordance with accounting principles generally accepted in the United States, commonly referred to as “GAAP.” In this press release, we provide supplemental information, consisting of the following non-GAAP financial measures: constant currency revenue growth and adjusted diluted earnings per share. These non-GAAP measures are described in more detail below. Management uses these financial measures to assess Teleflex’s financial performance, make operating decisions, allocate financial resources, provide guidance on possible future results, and assist in its evaluation of period-to-period and peer comparisons. The non-GAAP measures may be useful to investors because they provide insight into management’s assessment of our business, and provide supplemental information pertinent to a comparison of period-to-period results of our ongoing operations. The non-GAAP financial measures are presented in addition to results presented in accordance with GAAP and should not be relied upon as a substitute for GAAP financial measures. Moreover, our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Tables reconciling changes in historical constant currency net revenues to historical GAAP net revenues are set forth above under “Net Revenue by Segment" and "Net Revenue by Global Product Category". Tables reconciling historical adjusted diluted earnings per share from continuing operations to historical GAAP diluted earnings per share from continuing operations are set forth below. Tables reconciling forecasted 2020 constant currency revenue growth and forecasted 2020 adjusted diluted earnings per share from continuing operations to their respective most directly comparable forecasted GAAP measures, which are forecasted 2020 GAAP revenue growth and forecasted 2020 GAAP diluted earnings per share from continuing operations, respectively, are set forth above under “2020 Outlook.”

Constant currency revenue growth: This non-GAAP measure is based upon net revenues, adjusted to eliminate the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. The impact of changes in foreign currency may vary significantly from period to period, and such changes generally are outside of the control of our management. We believe that this measure facilitates a comparison of our operating performance exclusive of currency exchange rate fluctuations that do not reflect our underlying performance or business trends.

Adjusted diluted earnings per share: This non-GAAP measure is based upon diluted earnings per share from continuing operations, the most directly comparable GAAP measure, adjusted to exclude, depending on the period presented, the items described below. Management does not believe that any of the excluded items are indicative of our underlying core performance or business trends.

Restructuring, restructuring related and impairment items - Restructuring programs involve discrete initiatives designed to, among other things, consolidate or relocate manufacturing, administrative and other facilities, outsource distribution operations, improve operating efficiencies and integrate acquired businesses. Depending on the specific restructuring program involved, our restructuring charges may include employee termination, contract termination, facility closure, employee relocation, equipment relocation, outplacement and other exit costs associated with the restructuring program.  Restructuring related charges are directly related to our restructuring programs and consist of facility consolidation costs, including accelerated depreciation expense related to facility closures, costs to transfer manufacturing operations between locations, and retention bonuses offered to certain employees as an incentive for them to remain with our company after completion of the restructuring program. Impairment charges occur if, due to events or changes in circumstances, we determine that the carrying value of an asset exceeds its fair value. Impairment charges do not directly affect our liquidity, but could have a material adverse effect on our reported financial results.

Acquisition, integration and divestiture related items - Acquisition and integration expenses are incremental charges, other than restructuring or restructuring related expenses, that are directly related to specific business or asset acquisition transactions.  These charges may include, among other things, professional, consulting and other fees; systems integration costs; legal entity restructuring expense; inventory step-up amortization (amortization, through cost of goods sold, of the increase in fair value of inventory resulting from a fair value calculation as of the acquisition date); fair value adjustments to contingent consideration liabilities; and bridge loan facility and backstop financing fees in connection with loan facilities that ultimately were not utilized. Divestiture related activities involve specific business or asset sales.  Depending primarily on the terms of a divestiture transaction, the carrying value of the divested business or assets on our financial statements and other costs we incur as a direct result of the divestiture transaction, we may recognize a gain or loss in connection with the divestiture related activities.

Other items - These are discrete items that occur sporadically and can affect period-to-period comparisons. See footnote C to the reconciliation tables set forth below.

European medical device regulation - The European Union (“EU”) has adopted the EU Medical Device Regulation (“MDR”), which replaces the existing Medical Devices Directive (“MDD”) and imposes more stringent requirements for the marketing and sale of medical devices in the EU, including requirements affecting clinical evaluations, quality systems and post-market surveillance.  Manufacturers of currently marketed medical devices will have until May 2020 to meet the MDR requirements, although certain devices that previously satisfied MDD requirements can continue to be marketed in the EU until May 2024, subject to certain limitations.  Significantly, the MDR will require the re-registration of previously approved medical devices.  As a result, Teleflex will incur expenditures in connection with the new registration of medical devices that previously had been registered under the MDD. Therefore, these expenditures are not considered to be ordinary course expenditures in connection with regulatory matters (in contrast, no adjustment has been made to exclude expenditures related to the registration of medical devices that were not registered previously under the MDD).

Intangible amortization expense - Certain intangible assets, including customer relationships, intellectual property, distribution rights, trade names and non-competition agreements, initially are recorded at historical cost and then amortized over their respective estimated useful lives. The amount of such amortization can vary from period to period as a result of, among other things, business or asset acquisitions or dispositions.

Tax adjustments - These adjustments represent the impact of the expiration of applicable statutes of limitations for prior year returns, the resolution of audits, the filing of amended returns with respect to prior tax years and/or tax law or certain other discrete changes affecting our deferred tax liability.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Quarter Ended - December 31, 2019
	Cost of goods sold, excluding intangible asset amortization	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	(Gain) Loss on sale of business and assets	Loss on extinguishment of debt	Income taxes	Income (loss) from continuing operations	Diluted earnings per share from continuing operations
GAAP Basis	$282.7	$240.6	$31.1	$1.9	($2.2)	$8.8	($6.5)	$107.8	$2.28
Adjustments
Restructuring, restructuring related and impairment items (A)	5.0	0.3	(0.0)	1.9	—	—	1.1	6.1	$0.13
Acquisition, integration and divestiture related items (B)	—	13.5	—	—	(2.2)	—	(0.9)	12.1	$0.26
Other items (C)	—	0.3	—	—	—	8.8	2.1	7.0	$0.15
MDR (D)	—	—	1.6	—	—	—	—	1.6	$0.03
Intangible amortization expense	—	37.2	0.1	—	—	—	5.0	32.3	$0.68
Tax adjustments	—	—	—	—	—	—	12.1	(12.1)	$0.26)
Adjusted basis	$277.7	$189.3	$29.5	—	—	—	$12.9	$154.7	$3.28

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Quarter Ended - December 31, 2018
	Cost of goods sold, excluding intangible asset amortization	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	(Gain)/Loss on sale of business and assets	Income taxes	Income (loss) from continuing operations	Diluted earnings per share from continuing operations
GAAP Basis	$275.8	$218.5	$27.8	$1.6	($1.4)	$8.7	$87.5	$1.87
Adjustments
Restructuring, restructuring related and impairment items (A)	3.5	0.8	0.1	1.6	—	1.0	5.0	$0.11
Acquisition, integration and divestiture related items (B)	—	6.8	—	—	(1.4)	(0.2)	5.6	$0.12
Other items (C)	—	1.8	—	—	—	0.1	1.6	$0.04
Intangible amortization expense	—	37.4	0.1	—	—	6.5	31.0	$0.66
Tax adjustments	—	—	—	—	—	1.1	(1.1)	$0.02)
Adjusted basis	$272.3	$171.8	$27.6	—	—	$17.2	$129.7	$2.77

(A)
Restructuring, restructuring related and impairment items - For the three months ended December 31, 2019, pre-tax restructuring charges were $1.8 million, pre-tax restructuring related charges were $5.3 million, and pre-tax impairment charges were $0.1 million. For the three months ended December 31, 2018, pre-tax restructuring charges were $1.6 million and pre-tax restructuring related charges were $4.4 million; there were no pre-tax impairment charges.

(B)
Acquisition, integration and divestiture related items - For the three months ended December 31, 2019, these charges primarily related to contingent consideration liabilities and our acquisition of IWG High Performance Conductors, Inc., partially offset by the gain on sale of an asset. For the three months ended December 31, 2018, these charges primarily related to contingent consideration liabilities and our acquisition of Essential Medical, Inc., and acquisitions related to our surgical and interventional product portfolios, partially offset by the gain on sale of an asset. There were no divestiture related activities for the three months ended December 31, 2019 or December 31, 2018.

(C)
Other items - For the three months ended December 31, 2019, other items included debt extinguishment expenses and product relabeling costs.  For the three months ended December 31, 2018, other items included losses associated with settlement of litigation related to an intellectual property matter, expenses associated with a franchise tax audit, and product relabeling costs.

(D)
MDR - For the three months ended December 31, 2019, these costs were associated with our efforts to comply with the European Medical Device Regulation. There were no such costs for the three months ended December 31, 2018.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Year Ended - December 31, 2019
	Cost of goods sold, excluding intangible asset amortization	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	(Gain) Loss on sale of business and assets	Loss on extinguishment of debt	Income taxes	Income (loss) from continuing operations	Diluted earnings per share from continuing operations
GAAP Basis	$1,103.8	$934.4	$113.9	$22.2	($6.1)	$8.8	($122.1)	$462.0	$9.81
Adjustments
Restructuring, restructuring related and impairment items (A)	15.9	0.4	0.0	22.2	—	—	5.1	33.4	$0.71
Acquisition, integration and divestiture related items (B)	0.1	55.3	—	—	(6.1)	—	(2.8)	52.1	$1.11
Other items (C)	—	1.8	—	—	—	8.8	2.5	8.2	$0.17
MDR (D)	—	—	3.2	—	—	—	—	3.2	$0.07
Intangible amortization expense	—	149.5	0.4	—	—	—	28.1	121.9	$2.59
Tax adjustments	—	—	—	—	—	—	155.8	(155.8)	($3.31)
Adjusted basis	$1,087.8	$727.3	$110.2	—	—	—	$66.5	$525.0	$11.15

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Year Ended - December 31, 2018
	Cost of goods sold, excluding intangible asset amortization	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	(Gain)/Loss on sale of business and assets	Income taxes	Income (loss) from continuing operations	Diluted earnings per share from continuing operations
GAAP Basis	$1,063.9	$878.7	$106.2	$79.2	($1.4)	$23.2	$196.4	$4.20
Adjustments
Restructuring, restructuring related and impairment items (A)	13.4	1.0	0.3	79.2	—	11.6	82.3	$1.76
Acquisition, integration and divestiture related items (B)	1.1	60.1	0.5	—	(1.4)	0.8	59.5	$1.27
Other items (C)	(1.3)	4.3	—	—	—	0.1	2.8	$0.06
Intangible amortization expense	—	149.1	0.4	—	—	26.5	122.9	$2.63
Tax adjustments	—	—	—	—	—	0.6	(0.6)	($0.01)
Adjusted basis	$1,050.8	$664.3	$104.9	—	—	$62.8	$463.5	$9.90

(A)
Restructuring, restructuring related and impairment items - For the twelve months ended December 31, 2019 pre-tax restructuring charges were $15.2 million, pre-tax restructuring related charges were $16.3 million, and pre-tax impairment charges were $7.0 million. For the twelve months ended December 31, 2018, pre-tax restructuring charges were $60.1 million, pre-tax restructuring related charges were $14.7 million, and pre-tax impairment charges were $19.1 million.

(B)
Acquisition, integration and divestiture related items - For the twelve months ended December 31, 2019, these charges primarily related to contingent consideration liabilities and our acquisition of Essential Medical, Inc., partially offset by the gain on sale of a business and two assets. For the twelve months ended December 31, 2018, these charges primarily related to contingent consideration liabilities and our acquisition of NeoTract, Inc., partially offset by the gain on sale of an asset.  There were no divestiture related activities during the twelve months ended December 31, 2018.

(C)
Other items - For the twelve months ended December 31, 2019, other items included debt modification and extinguishment expenses, expenses associated with a franchise tax audit, and product relabeling costs, partially offset by a credit associated with an insurance settlement. Other items for the twelve months ended December 31, 2018 included the reversal of previously recognized income due to distributor acquisitions related to Vascular Solutions, losses associated with settlement of litigation relating to an intellectual property matter, expenses associated with a franchise tax audit, and relabeling costs. In addition, these items included a charge we incurred as a result of our continuing evaluation of the impact of the Tax Cuts and Jobs Act ("TCJA") on our consolidated operations. During the second quarter of 2018, we identified provisions of the TCJA that could have adverse consequences due to our organization structure. We implemented certain changes in our organization structure (pursuant to applicable tax law, these changes retroactively affected the 2017 tax year), and as a result, we incurred a $1.9 million net worth tax in a foreign jurisdiction with respect to the 2017 tax year. Because the decision to make the change resulting in the net worth tax occurred in the second quarter of

2018, and as permitted under GAAP, we recorded the net worth tax charge in 2018; the adjustment eliminating the charge is included in the table above among "Other Items" for the 2018 period.

(D)
MDR - For the twelve months ended December 31, 2019, these costs were associated with our efforts to comply with the European Medical Device Regulation. The costs associated with the European Medical Device Regulation initiative include $0.3 million that were a component of the "Other items" line item in the reconciliation table for the three months ended March 31, 2019 included in our first quarter 2019 earnings release.

ABOUT TELEFLEX INCORPORATED

Teleflex is a global provider of medical technologies designed to improve the health and quality of people’s lives. We apply purpose driven innovation - a relentless pursuit of identifying unmet clinical needs - to benefit patients and healthcare providers. Our portfolio is diverse, with solutions in the fields of vascular access, interventional cardiology and radiology, anesthesia, emergency medicine, surgical, urology and respiratory care. Teleflex employees worldwide are united in the understanding that what we do every day makes a difference. For more information, please visit teleflex.com.
Teleflex is the home of Arrow®, Deknatel®, Hudson RCI®, LMA®, Pilling®, Rusch®, UroLift®, and Weck® - trusted brands united by a common sense of purpose.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, forecasted 2020 GAAP and constant currency revenue growth and GAAP and adjusted diluted earnings per share; our estimates regarding the projected impact of foreign currency exchange rate fluctuations on our 2020 financial results; and confidence in our ability to achieve our previously stated long-term financial objectives. Actual results could differ materially from those in the forward-looking statements due to, among other things, changes in business relationships with and purchases by or from major customers or suppliers; delays or cancellations in shipments; demand for and market acceptance of new and existing products; our inability to provide products to our customers, which may be due to, among other things, events that impact key distributors, suppliers and third-party vendors that sterilize our products; our inability to integrate acquired businesses into our operations, realize planned synergies and operate such businesses profitably in accordance with our expectations; the inability of acquired businesses to generate revenues in accordance with our expectations; our inability to effectively execute our restructuring plans and programs; our inability to realize anticipated savings from restructuring plans and programs; the impact of healthcare reform legislation and proposals to amend, replace or repeal the legislation; changes in Medicare, Medicaid and third party coverage and reimbursements; the impact of enacted tax legislation and related regulations; competitive market conditions and resulting effects on revenues and pricing; increases in raw material costs that cannot be recovered in product pricing; global economic factors, including currency exchange rates, interest rates, trade disputes, sovereign debt issues and the impact of the United Kingdom's departure from the European Union, commonly known as "Brexit"; public health epidemics; difficulties in entering new markets; general economic conditions; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K. We expressly disclaim any obligation to update forward-looking statements, except as otherwise specifically stated by us or as required by law or regulation.

TELEFLEX INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(Dollars and shares in thousands, except per share)
Net revenues	$680,952	$641,615	$2,595,362	$2,448,383
Cost of goods sold, excluding intangible asset amortization	282,686	275,794	1,103,750	1,063,941
Gross profit	398,266	365,821	1,491,612	1,384,442
Selling, general and administrative expenses	240,598	218,540	934,373	878,688
Research and development expenses	31,128	27,798	113,857	106,208
Restructuring and impairment charges	1,857	1,605	22,205	79,230
Gain on sale of assets	(2,249)	(1,388)	(6,077)	(1,388)
Income from continuing operations before interest, loss on extinguishment of debt and taxes	126,932	119,266	427,254	321,704
Interest expense	17,275	23,257	80,270	103,020
Interest income	(460)	(168)	(1,741)	(944)
Loss on extinguishment of debt	8,822	—	8,822	—
Income from continuing operations before taxes	101,295	96,177	339,903	219,628
(Benefit) taxes on income from continuing operations	(6,511)	8,664	(122,078)	23,196
Income from continuing operations	107,806	87,513	461,981	196,432
Income (loss) from discontinued operations	463	4,397	(828)	5,643
Tax (benefit) on income (loss) from discontinued operations	4	1,320	(313)	1,273
Income (loss) on discontinued operations	459	3,077	(515)	4,370
Net income	108,265	90,590	461,466	200,802
Earnings per share available to common shareholders:
Basic:
Income from continuing operations	$2.33	$1.90	$10.00	$4.30
Income (loss) on discontinued operations	0.01	0.07	(0.01)	0.09
Net income	$2.34	$1.97	$9.99	$4.39
Diluted:
Income from continuing operations	$2.28	$1.87	$9.81	$4.20
Income (loss) on discontinued operations	0.01	0.06	(0.01)	0.09
Net income	$2.29	$1.93	$9.80	$4.29
Weighted average common shares outstanding:
Basic	46,333	45,993	46,200	45,689
Diluted	47,207	46,849	47,090	46,801

TELEFLEX INCORPORATED
CONSOLIDATED BALANCE SHEETS

	December 31,
	2019	2018
	(Dollars and shares in thousands, except per share)
ASSETS
Current assets
Cash and cash equivalents	$301,083	$357,161
Accounts receivable, net	418,673	366,286
Inventories	476,557	427,778
Prepaid expenses and other current assets	97,943	72,481
Prepaid taxes	12,076	12,463
Total current assets	1,306,332	1,236,169
Property, plant and equipment, net	430,719	432,766
Operating lease assets	113,160	—
Goodwill	2,245,305	2,246,579
Intangibles assets, net	2,156,285	2,325,052
Deferred tax assets	5,572	2,446
Other assets	52,447	34,979
Total assets	$6,309,820	$6,277,991
LIABILITIES AND EQUITY
Current liabilities
Current borrowings	50,000	86,625
Accounts payable	102,916	106,709
Accrued expenses	100,466	97,551
Current portion of contingent consideration	148,090	136,877
Payroll and benefit-related liabilities	115,981	104,670
Accrued interest	5,514	6,031
Income taxes payable	6,692	5,943
Other current liabilities	33,396	38,050
Total current liabilities	563,055	582,456
Long-term borrowings	1,858,943	2,072,200
Deferred tax liabilities	439,558	608,221
Pension and postretirement benefit liabilities	82,719	92,914
Noncurrent liability for uncertain tax positions	10,294	10,718
Noncurrent contingent consideration	71,818	167,370
Noncurrent operating lease liabilities	101,372	—
Other liabilities	202,741	204,134
Total liabilities	3,330,500	3,738,013
Commitments and contingencies
Shareholders’ equity
Common shares, $1 par value Issued: 2019 — 47,536 shares; 2018 — 47,248 shares	47,536	47,248
Additional paid-in capital	616,980	574,761
Retained earnings	2,824,916	2,427,599
Accumulated other comprehensive loss	(344,392)	(341,085)
	3,145,040	2,708,523
Less: Treasury stock, at cost	165,720	168,545
Total shareholders' equity	2,979,320	2,539,978
Total liabilities and shareholders' equity	6,309,820	6,277,991

TELEFLEX INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2019	2018
	(Dollars in thousands)
Cash flows from operating activities of continuing operations:
Net income	$461,466	$200,802
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (Income) from discontinued operations	515	(4,370)
Depreciation expense	64,088	60,494
Amortization expense of intangible assets	149,974	149,486
Amortization expense of deferred financing costs and debt discount	4,307	4,734
Loss on extinguishment of debt	8,822	—
Changes in contingent consideration	53,915	52,977
Impairment of long-lived assets	6,966	19,110
Stock-based compensation	26,940	22,438
Net gain on sales of businesses and assets	(6,077)	(1,388)
Deferred income taxes, net	(168,594)	(6,097)
Payments for contingent consideration	(26,092)	(2,100)
Interest benefit on swaps designated as net investment hedges	(18,866)	(3,277)
Other	(5,800)	(13,426)
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(59,793)	(23,412)
Inventories	(53,170)	(37,198)
Prepaid expenses and other current assets	(31,023)	(10,351)
Accounts payable, accrued expenses and other liabilities	36,021	62,404
Income taxes receivable and payable, net	(6,531)	(35,740)
Net cash provided by operating activities from continuing operations	437,068	435,086
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(102,695)	(80,795)
Payments for businesses and intangibles acquired, net of cash acquired	(3,462)	(121,025)
Proceeds from sales of businesses and assets	14,345	3,878
Net interest proceeds on swaps designated as net investment hedges	18,331	1,548
Net cash used in investing activities from continuing operations	(73,481)	(196,394)
Cash flows from financing activities of continuing operations:
Proceeds from new borrowings	275,000	35,000
Reduction in borrowings	(528,500)	(128,500)
Debt extinguishment, issuance and amendment fees	(11,635)	(188)
Proceeds from share based compensation plans and the related tax impacts	21,206	22,655
Payments for contingent consideration	(112,079)	(73,235)
Dividends	(62,828)	(62,165)
Net cash (used in) provided by financing activities from continuing operations	(418,836)	(206,433)
Cash flows from discontinued operations:
Net cash provided by (used in) operating activities	2,457	2,292
Net cash provided by (used in) discontinued operations	2,457	2,292
Effect of exchange rate changes on cash and cash equivalents	(3,286)	(10,948)
Net increase (decrease) in cash and cash equivalents	(56,078)	23,603
Cash and cash equivalents at the beginning of the year	357,161	333,558
Cash and cash equivalents at the end of the year	$301,083	$357,161